Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

AMONG

UNITED STATES SURGICAL CORPORATION,

TRANSFORMER DELAWARE CORP.

AND

ASPECT MEDICAL SYSTEMS, INC.

Dated as of September 27, 2009

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ARTICLE IV Representations and Warranties of the Parent and the Purchaser		41
4.1	Organization, Standing and Power.	41
4.2	Authority; No Conflict; Required Filings and Consents.	42
4.3	Information Provided.	43
4.4	Operations of the Purchaser.	43
4.5	Financing.	43
4.6	Ownership of Company Common Stock.	43
4.7	Absence of Litigation.	43
4.8	Brokers.	44
4.9	No Additional Representations.	44

ARTICLE V		44

Conduct of Business		44
5.1	Covenants of the Company.	44

ARTICLE VI Additional Agreements		48
6.1	No Solicitation.	48
6.2	Company Stockholder Approval of the Merger.	52
6.3	Nasdaq Listing; Post-Closing SEC Reports.	53
6.4	Confidentiality; Access to Information.	54
6.5	Legal Conditions to the Merger.	54
6.6	Public Disclosure.	56
6.7	Indemnification.	57
6.8	Notification of Certain Matters.	58
6.9	Employee Benefits Matters.	59
6.10	State Takeover Laws.	60
6.11	Convertible Notes.	60
6.12	Control of Operations.	61

ARTICLE VII Conditions to Merger		61
7.1	Conditions to Each Party’s Obligation To Effect the Merger.	61

ARTICLE VIII Termination and Amendment		61
8.1	Termination.	61
8.2	Effect of Termination.	63
8.3	Fees and Expenses.	64
8.4	Amendment.	65
8.5	Extension; Waiver.	65
8.6	Procedure for Termination, Amendment, Extension or Waiver.	65

ARTICLE IX Miscellaneous		65
9.1	Nonsurvival of Representations and Warranties.	65
9.2	Notices.	65
9.3	Entire Agreement.	66
9.4	Third Party Beneficiaries.	66
9.5	Assignment.	67
9.6	Severability.	67

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9.7	Counterparts and Signature.	67
9.8	Interpretation.	67
9.9	Governing Law.	68
9.10	Remedies.	68
9.11	Submission to Jurisdiction.	68
9.12	Disclosure Schedules.	69
9.13	Company’s Knowledge.	69
9.14	Parent Guarantee.	69
9.15	Waiver of Jury Trial.	69

Annex I	Conditions of the Offer

Annex II	Form of Tender and Voting Agreement

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Rights Plan Amendment

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TABLE OF DEFINED TERMS

TERMS	SECTION

Acceptance Time	1.3(a)
Acquisition Proposal	6.1(f)
Affiliate	3.2(c)
Agreement	Introductory Statement
Alternative Acquisition Agreement	6.1(b)(ii)
Anti-Kickback Statute	3.15(g)
Antitrust Laws	6.5(b)
Antitrust Order	6.5(b)
Assignee	9.5
Bankruptcy and Equity Exception	3.4(a)
Business Day	1.1(a)
CERCLA	3.13(a)(iv)
Certificate	2.7(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Code	1.1(h)
Company	Introductory Statement
Company Balance Sheet	3.5(b)
Company Board	1.2(b)
Company Board Recommendation Change	6.1(b)(i)
Company Common Stock	Introduction
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company Employees	6.9(a)
Company ESPP	2.9(e)
Company Intellectual Property	3.10(a)
Company Leases	3.9(b)
Company Material Adverse Effect	3.1
Company Material Contract	3.11(a)
Company Meeting	3.4(d)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company Rights	3.2(c)
Company Rights Plan	3.2(c)
Company SEC Reports	3.5(a)
Company Stock Options	2.9(a)
Company Stock Plans	2.9(a)
Company Stockholder Approval	3.4(a)
Company Voting Proposal	3.4(a)
Company’s Knowledge	9.13
Confidentiality Agreement	6.4(a)

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TERMS	SECTION

Continuing Directors	1.3(c)
Convertible Notes	3.2(c)
Current D&O Insurance	6.7(c)
Delisting Period	6.3
Dissenting Shares	2.10(a)
DGCL	2.1
Effects	3.1
Effective Time	2.2
Employee Benefit Plan	3.14(a)
Environmental Law	3.13(c)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	1.1(a)
FCPA	3.15(d)
FDA	3.4(c)
GAAP	3.5(b)
Good Clinical Practices	3.15(b)
Good Laboratory Practices	3.15(b)
Good Manufacturing Practices	3.15(f)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(d)
HSR Act	3.4(c)
Indemnified Parties	6.7(a)
Indenture	6.11(a)
Intellectual Property	3.10(a)
IRS	3.8(b)
Laws	3.15(a)
Liens	3.4(b)
Maximum Premium	6.7(c)
Merger	Introduction
Merger Consideration	2.7(c)
Minimum Condition	Annex I
New Plans	6.9(b)
Notice Period	6.1(b)(iii)
OECD Convention	3.15(d)
Offer	Introduction
Offer Conditions	1.1(a)
Offer Documents	1.1(d)
Offer Price	Introduction
Old Plans	6.9(b)
Option Consideration	2.9(b)
Ordinary Course of Business	3.2(e)
Outside Date	8.1(b)
Parent	Introductory Statement

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TERMS	SECTION

Parent Material Adverse Effect	4.1
Paying Agent	2.8(a)
Payment Fund	2.8(a)
Person	2.8(c)
Post-Closing SEC Reports	6.3
Pre-Closing Period	5.1
Principal Stockholders	Introduction
Program	3.15(g)
Prohibited Payment	3.15(d)
Proxy Statement	3.4(c)
Purchaser	Introductory Statement
Purchaser Designees	1.3(a)
Qualified Person	6.1(a)
Required Company Stockholder Vote	3.4(d)
Reporting Tail Endorsement	6.7(c)
Representatives	6.1(a)
Restricted Shares	3.2(b)
Sarbanes-Oxley Act	3.5(d)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(d)
SEC	1.1(b)(ii)
Secretary of State	2.2
Securities Act	2.6(d)
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(f)
Surviving Corporation	2.4
Tax Returns	3.8(a)
Taxes	3.8(a)
Tender and Voting Agreements	Introduction
Termination Fee	8.3(b)
Trigger Event	8.1(e)
Top-Up Option	2.6(a)
Top-Up Option Shares	2.6(a)
Uncertificated Shares	2.7(c)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of September 27, 2009, among United States Surgical Corporation, a Delaware corporation (the “Parent”), Transformer Delaware Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Aspect Medical Systems, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

This Agreement contemplates the acquisition of the Company by the Parent on the terms and subject to the conditions set forth in this Agreement. The Purchaser will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), at a price of $12.00 per share of Company Common Stock, net to the seller in cash, without interest thereon (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement. Following consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Boards of Directors of each of the Purchaser and the Company have approved and declared advisable the Offer and the Merger and adopted this Agreement. The Board of Directors of the Parent has approved the Offer, the Merger and this Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent entering into this Agreement, certain Company stockholders (the “Principal Stockholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its shares to the Purchaser in the Offer (the “Tender and Voting Agreements”);

The Parent, the Purchaser and the Company therefore agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1 The Offer.

(a) Commencement of the Offer; Acceptance of Shares. Subject to the terms and conditions of this Agreement, as soon as reasonably practicable after the date of this Agreement, and in any event no later than the 10th day after the day on which the Purchaser’s intention to make the Offer is publicly announced (which announcement will be made by the Parent on September 28, 2009), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) the Offer to purchase any and all outstanding shares of Company Common Stock at a price equal to the Offer Price. For purposes of this Agreement, a “Business Day” shall be any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law to remain closed. Within one Business Day of the later of: (i) the earliest date as of which the Purchaser is permitted under the Exchange Act to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) accept for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer. The obligation of the Purchaser to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). The Purchaser shall promptly pay (in accordance with Rule 14e-1 under the Exchange Act) for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(b) Expiration Date; Extensions and Amendment. The initial expiration date of the Offer shall be either the 20th or 21st Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). The Parent and the Purchaser expressly reserve the right to increase the Offer Price and, subject to the immediately succeeding sentence, reserve the right to waive, amend, modify or supplement any of the Offer Conditions or other terms of the Offer. Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company):

(i) change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock;

(ii) extend or otherwise change the expiration date of the Offer, except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”)) or (B) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules, regulations, interpretations or positions of the SEC;

(iii) change or waive the Minimum Condition;

(iv) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or prevent or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; or

(v) impose any condition to the Offer other than the Offer Conditions.

If, at any time when the Offer is scheduled to expire, any of the Offer Conditions have not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement), the Purchaser shall, at the request of the Company at least one Business Day before the then-scheduled expiration date, and may, without the consent of the

Company, (x) extend the expiration date of the Offer for up to two periods of not more than 10 Business Days each but in no event later than the Outside Date. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement) only if this Agreement is validly terminated in accordance with Article VIII.

(c) Subsequent Offering Period.

(i) The Purchaser may, without the consent of the Company, elect to provide a subsequent offering period (not in excess of 10 Business Days) for the Offer in accordance with Rule 14d-11 under the Exchange Act following its acceptance for payment of shares of Company Common Stock in the Offer.

(ii) Subject to the terms and conditions set forth in this Agreement and the Offer, the Parent shall cause the Purchaser to, and the Purchaser shall, accept for payment and pay for all shares of Company Common Stock validly tendered during such subsequent offering period promptly after any such shares of Company Common Stock are tendered during any subsequent offering period in compliance with Rule 14d-11(c) promulgated under the Exchange Act.

(d) Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase and a form of the related letter of transmittal, the forms of which shall be reasonably acceptable to the Company, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities Laws and (ii) on the date first filed with the SEC and on each date published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion in the Offer Documents. Subject to the Company’s compliance with Section 1.2(e), the Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities Laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic or email notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic or email notification of any oral responses thereto of the Parent or the Purchaser or their counsel.

(e) Provisions of Funds by the Parent. The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(f) Termination of Offer and Return of Tendered Shares. Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within one Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of shares of Company Common Stock in the Offer, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(g) Adjustments to Offer Price. The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the payment by the Purchaser for the shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(h) Tax Withholding. The Parent, the Purchaser or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any transfer tax due and any other amounts as the Parent, the Purchaser or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by the Parent, the Purchaser or the Paying Agent, such withheld amounts (i) shall be remitted by the Parent, the Purchaser or the Paying Agent to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Purchaser or the Paying Agent, as the case may be.

1.2 Company Actions.

(a) Approval and Consent. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Schedule 14D-9. As soon as reasonably practicable after the date of this Agreement, and in any event no later than the 10th day after the day on which the Purchaser’s intention to make the Offer is publicly announced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of shares of Company Common Stock. Except as required by applicable Law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Board of Directors of the Company (together with any duly constituted and authorized committee thereof, the “Company Board”) referred to in Section 3.4(a), and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the requirements of applicable U.S. federal securities and Delaware corporation Laws, and include a copy of the written fairness opinion, dated as of the date of this Agreement, rendered by Goldman Sachs & Co. to the Company Board in its entirety and a fair summary of the material financial analyses presented by Goldman Sachs & Co. to the Company Board in connection with the rendering of such fairness opinion, and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by the Parent or the Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities and Delaware corporation Laws. Each member of the Board of Directors and each executive officer of the Company has advised the Company that, as of the date hereof, his or her current intention is to tender all shares of Company Common Stock, if any, owned by him or her in the Offer.

(c) Sharing of Materials and Information. Except in connection with an Acquisition Proposal or a Trigger Event:

(i) The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

(ii) The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic or email notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic or email notification of any oral responses thereto of the Company or its counsel.

(d) Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under applicable U.S. federal securities Laws to be included in the Offer Documents or that may be reasonably requested by the Parent and the Purchaser in connection with the preparation of the Offer Documents.

(e) Stockholder Lists. In connection with the Offer and the Merger, the Company shall instruct its transfer agent to promptly furnish to the Purchaser or its designated agent mailing labels, security position listings and all other available listings and computer files containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date and of those persons becoming record or beneficial holders subsequent to such date, and shall promptly furnish to the Purchaser such information and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock. Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.

1.3 Directors.

(a) Election of the Purchaser Designees. After the first time at which the Purchaser accepts for payment, and pays for, shares of Company Common Stock pursuant to the Offer satisfying the Minimum Condition (the “Acceptance Time”), and from time to time thereafter as shares of Company Common Stock are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of members of the Company Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give the Purchaser representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected, appointed or designated pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by the Parent or the Purchaser at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding (determined on a fully diluted basis). In furtherance thereof, the Company shall, upon the request of the Purchaser, use its commercially reasonable efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of the Company’s incumbent directors, or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Company Board and the Company shall take all reasonable actions available to the Company to cause the Purchaser Designees to be so elected or appointed. At such time, the Company shall, if requested by the Purchaser, also take all reasonable action necessary to cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement), (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board of directors.

(b) Compliance with Section 14(f) and Rule 14f-1. The Company’s obligations in Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and to the applicable rules and regulations of The Nasdaq Stock Market. The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to holders of shares of Company Common Stock the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9; provided, that (i) the Parent and the Purchaser shall have timely supplied to the Company in writing any information with respect to the Parent, the Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1 and (ii) the Parent shall be solely responsible for the accuracy of any such information provided by the Parent.

(c) Continuing Directors. Notwithstanding the foregoing provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time (as defined below), be directors of the Company who were directors of the Company on the date hereof and who are not officers of the Company (the “Continuing Directors”), provided that, if there shall be in office fewer than two Continuing Directors for any reason, the Company Board shall cause the person designated by the remaining Continuing Director to be appointed to fill such vacancy, and such person shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not directors, officers, employees or Affiliates of the Parent or the Purchaser and are “independent directors” of the Company for purposes of Nasdaq Marketplace Rule 5605(a)(2) as in effect on the date hereof, and such Persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that the Purchaser Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any (i) amendment or modification of this Agreement, (ii) termination of this Agreement by the Company, (iii) extension of time for performance of any of the obligations of the Parent or the Purchaser hereunder, (iv) waiver of any condition to the Company’s obligations hereunder, (v) exercise or waiver of the Company’s rights or remedies hereunder, (vi) amendment to the Company’s certificate of incorporation or bylaws, (vii) authorization of any agreement between the Company and any of its Subsidiaries, on the one hand, and the Parent, the Purchaser or any of their Affiliates on the other hand, or (viii) taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board may be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors (which may include current advisors to the Company) at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Purchaser shall merge with and into the Company at the Effective Time.

2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Parent shall prepare, and immediately following the Closing the Company shall cause to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”), a certificate of merger or a certificate of ownership and merger, as the case may be (the “Certificate of Merger”), in such form as is required by, and executed by the Company or the Purchaser, as the case may be, in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Parent and the Company.

2.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the certificate of incorporation of the Company as in effect immediately prior to the Acceptance Time shall be amended in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL. In addition, subject to Section 6.7(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Directors of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Prior to the Effective Time, the Company shall cause each member of the Company Board of Directors, other than the Purchaser Designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company upon the Effective Time.

2.6 Top-Up Option.

(a) Subject to Section 2.6(b) and Section 2.6(c), the Company grants to the Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Parent, the Purchaser and their respective Affiliates as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares); provided, however, that in no event shall the Top-Up Option be exercisable for a number of shares in excess of the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company or by its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not otherwise reserved for issuance to satisfy outstanding rights to acquire shares of Company Common Stock) as of immediately prior to the exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by the Purchaser, in whole but not in part, at any time at or after the Acceptance Time and the expiration of any subsequent offering period and on or prior to the fifth Business Day after the later of (i) the expiration date of the Offer or (ii) the expiration of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Law, (C) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by the Parent, the Purchaser and their respective Affiliates constitutes one share more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, (D) the Purchaser has accepted for payment and paid for all shares of Company Common Stock validly tendered in the Offer and not withdrawn and (E) the Minimum Condition shall have been satisfied; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement. The Purchaser shall exercise the Top-Up Option if doing so would be lawful and would allow it to consummate the Merger pursuant to Section 253 of the DGCL. The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price. Such purchase price shall be paid by the Purchaser (x) in cash or (y) by delivering Parent’s promissory note in the principal amount of the balance of such purchase price, which promissory shall be on terms reasonably satisfactory to the Company.

(c) In the event that the Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth the place and time at which the closing of the purchase of the Top-Up Option Shares by the Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause such Top-Up Option Shares to be issued to the Purchaser via book-entry delivery. The Purchaser shall consummate the Merger pursuant to Section 253 of the DGCL promptly (and in any event within one Business Day) following the closing of the purchase of the Top-Up Option Shares.

(d) The Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933 (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

2.7 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a) Capital Stock of the Purchaser. Each share of the common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and the Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Parent, the Purchaser or any other wholly owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.8, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.7(b) and Dissenting Shares (as defined in Section 2.10(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Offer Price (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (ii) uncertificated shares which immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Uncertificated Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.7(c) in accordance with the provisions of Section 2.8.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.8 Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, the Parent shall deposit with Computershare Trust Company, N.A. or another bank or trust company appointed by the Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.8, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.7(c) in exchange for all of the outstanding shares of Company Common Stock (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be the property of the Parent. In the event of any losses to the Payment Fund from any investment such that the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.8(b), the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund to the extent necessary to satisfy such obligations.

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate and each holder of record of Uncertificated Shares (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Uncertificated Shares shall pass, only upon delivery of the Certificates or Uncertificated Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) in the case of a holder of Certificates, instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.

(c) No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of Company Common Stock or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.8. As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.8(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Surviving Corporation, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.8 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest, and thereafter such holders shall be entitled to look only to the Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Uncertificated Shares, without any interest thereon.

(f) No Liability. To the extent permitted by applicable Law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If Certificates or Uncertificated Shares are not surrendered prior to two years after the Effective Time, unclaimed Merger Consideration payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or Dissenting Shares in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.9 Company Stock Plans.

(a) Each option to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested and be cancelled as of immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Option) in exchange for the right to receive at the Effective Time, in accordance with this Section 2.9, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option.

(b) Each holder of a Company Stock Option shall receive from the Purchaser or the Parent, in respect and in consideration of each Company Stock Option so cancelled, promptly following the Effective Time (but in any event not later than 10 Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.9 and providing instructions for use in obtaining payment for such Company Stock Options, which letter shall be subject to the Parent’s prior review and comment. The Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.9.

(d) Each Restricted Share granted pursuant to the Company Stock Plans outstanding immediately prior to the Effective Time shall become fully vested and free of any vesting or other lapse restrictions immediately prior to the Effective Time.

(e) If the Effective Time occurs on or before the “Exercise Date” relating to the applicable “Plan Period” in effect as of the date of this Agreement (as such terms are defined in the Company ESPP) and there are “Options” (as defined in the Company ESPP) then outstanding with respect to such Plan Period, the Company Board shall, prior to such Effective Time, take such actions as are necessary to provide that all outstanding Options shall be cancelled as of the Closing Date, provided that notice of such cancellation shall be given to each holder of an Option, and to the extent that such holder does not elect to withdraw his or her participation in the Company ESPP prior to the Effective Time, then such Option shall be deemed to have been exercised in full on the Closing Date based on payroll deductions then credited to his or her account as of a date determined by the Company Board, which date shall not be less than ten (10) days preceding the Closing Date. The Company Board shall terminate the Company ESPP prior to the Effective Time. No new “Plan Period” shall commence after the date of this Agreement. As used in this Agreement, “Company ESPP” means the Company’s Restated 1999 Employee Stock Purchase Plan.

(f) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.

2.10 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.7, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.7, without interest thereon, upon surrender of the Certificate or Uncertificated Shares formerly representing such shares.

(c) The Company shall give the Parent: (i) prompt written notice of any written demand for appraisal received by the Company prior to the Effective Time (including a copy of such demand), any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relate to a demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or make any payment or settlement offer with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such settlement, payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Purchaser concurrently with the delivery of this Agreement and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, effect or development (each, an “Effect”) that, individually or in the aggregate with all other Effects that exist on the date of determination of the occurrence of a Company Material Adverse Effect, has had a materially adverse effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or circumstances giving rise to any such change may be taken into account in determining whether there has occurred or may, would or could occur a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded from this definition);

except to the extent such Effects resulting from the matters described in clauses (a) through (e) and (h) disproportionately adversely affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business. The Company has previously provided to the Parent true and complete copies of the certificate of incorporation and bylaws or other organizational documents of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of any of its obligations under such documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share, 60,000 shares of which have been designated as Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. As of September 25, 2009, (i) 17,442,442 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2 of the Company Disclosure Schedule includes a complete and accurate list, as of the date of this Agreement, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the number of shares of Company Common Stock vested under such Company Stock Plan, (v) the number of shares of Company Common Stock unvested under such Company Stock Plan, (vi) each outstanding Company Stock Option under the Company Stock Plans, including the name of the applicable holder, the Company Stock Plan under which each Company Stock Option is granted, the grant date and the exercise price and (vii) each grant of shares of Company Common Stock that are subject to repurchase by the Company pursuant to restricted stock or similar agreements with the Company (such shares, “Restricted Shares”), including the name of the applicable holder, the Company Stock Plan under which such Restricted Shares were issued and the issue date. The Company Stock Plans (including all amendments) have been duly approved by the Company’s stockholders. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options and (C) forms of agreements evidencing Restricted Shares.

(c) Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (iii) the rights to purchase one one-thousandth of a share of Company Preferred Stock (the “Company Rights”) issued and issuable under the Rights Agreement dated November 29, 2004 by and between the Company and Computershare Trust Company (f/k/a Equiserve Trust Company, N.A.), as amended by an Amendment No 1. dated May 23, 2005, Amendment No. 2 dated November 1, 2007 and Amendment No. 3 dated June 2, 2008 (as so amended, the “Company Rights Plan”), and (iv) the 3,038,284 shares of Company Common Stock reserved for issuance upon conversion of the Company’s 2.5% Convertible Senior Notes due June 15, 2014 (the “Convertible Notes”), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, other than the Top-Up Option. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. For all purposes of this Agreement, except for Section 4.6, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business. As used in this Agreement, the “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice. Except for shares of Company Common Stock issuable upon conversion of the Convertible Notes, the Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. Section 3.3 of the Company Disclosure Schedule also sets forth for each such Subsidiary the individuals who comprise the board of directors or comparable body for each such entity on the date of this Agreement. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred, and will cause to be transferred to the Purchaser, for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. To the Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company, and no Company Subsidiary is in default in the performance, observation or fulfillment of its obligations under such documents, except such defaults that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to the extent required by applicable Law to consummate the Merger, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board unanimously, at a meeting duly called and held, (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the consummation of the transactions contemplated hereby and declared its advisability in accordance with the provisions of the DGCL, (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and adopt this Agreement, (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement to the extent required by applicable Law and (v) to the extent necessary, adopted a resolution having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to any state takeover law or similar law that might otherwise apply to such execution, delivery, performance or consummation (other than Section 203 of the DGCL). Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval to the extent required by applicable Law to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable Law to consummate the Merger) and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree or Law applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained or notices not given, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, Schedule 14D-9 and (if required) the proxy or information statement (the “Proxy Statement”) with respect to the Company Meeting (as defined below) with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable Laws, including those of the U.S. Food and Drug Administration or any successor entity thereto (the “FDA”), or the rules and regulations of The Nasdaq Stock Market, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, to the extent stockholder approval is required by applicable Law to consummate the Merger, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock at the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement. Except for the Company’s Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of independent directors (as defined in the Nasdaq Marketplace Rules), has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, to cause such agreements and arrangements satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with the approval of such employment compensation arrangements for purposes of satisfying the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2006. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports,” and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect. No Subsidiary of the Company is required to file any form, report or other document with the SEC. Section 3.5 of the Company Disclosure Schedule lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were or will not be material in amount or effect. The consolidated audited balance sheet of the Company as of December 31, 2008 set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents on the date the Schedule TO is filed with the SEC and on the date the Offer Documents, including any amendments thereof and supplements thereto, are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they shall be made.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document (including any amendment thereof and supplement thereto) containing financial statements that has been filed with or submitted or will be filed with or submitted to the SEC since January 1, 2006 was or will be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act and, at the time of filing or submission of each such certification, such certification complied or will comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act.

(e) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Between the date of the filing of the Company’s most recent quarterly report on Form 10-Q prior to the date of this Agreement and the date of this Agreement, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed has been remediated. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

(f) The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet or in connection with this Agreement or the transactions contemplated hereby, good faith estimates of which are set forth in Section 3.6 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities of a type required to be reflected or disclosed on the consolidated balance sheet of the Company (including the notes thereto) prepared in accordance with GAAP that were not adequately reflected or reserved against on the Company Balance Sheet.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect nor has there occurred any Effect that is reasonably likely to have a Company Material Adverse Effect. From July 4, 2009 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement, had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has timely and properly filed all income and other material Tax Returns that the Company and each of its Subsidiaries was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made in writing by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. The Company and each of its Subsidiaries has paid on a timely basis all material Taxes due and payable, whether or not shown on any Tax Return, except for those Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with United States generally accepted accounting principles. For purposes of this Agreement, (i) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, profits, capital, recapture, stamp, estimated, alternative or add-on minimum, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements, claims for refund, tax shelter disclosures or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has made available to the Parent correct and complete copies of all federal income Tax Returns filed by the Company or any of its Subsidiaries, and any associated supporting working papers requested by the Parent, for taxable years beginning on or after January 1, 1995. The Company has made available to the Parent correct and complete copies of all state income Tax Returns filed by the Company or any of its Subsidiaries, and any associated supporting work papers requested by the Parent, for taxable years beginning on or after January 1, 2005. The Company has made available to the Parent correct and complete copies of all non-U.S. income Tax Returns filed by the Company or any of its Subsidiaries, and any associated supporting working papers requested by the Parent, for taxable years that are open as specified in Section 3.8(b) of the Disclosure Schedule. The Company has made available to the Parent examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2005. The federal and state income Tax Returns of the Company and each of its Subsidiaries have not been audited by the Internal Revenue Service (the “IRS”) or applicable state taxing authority. The federal and state income Tax Returns of the Company and its Subsidiaries are closed by the applicable statute of limitations through the taxable year specified in Section 3.8(b) of the Disclosure Schedule. As of the date of this Agreement, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, has been threatened.

(c) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) Neither the Company nor any of its Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company or any of its Subsidiaries.

(e) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with GAAP, made adequate accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the Company’s books and records.

(f) The Company and each of its Subsidiaries have withheld all material amounts required by Law or contract to be withheld from the wages, salaries or other payments to (i) employees, independent contractors, creditors, stockholders of or consultants to the Company or its Subsidiaries, as applicable, and (ii) any other third party. Such withheld amounts were either duly paid to the appropriate taxing authority to the extent due and payable or, to the extent not due and payable, a specific reserve has been established on the Company Balance Sheet in accordance with generally accepted accounting principles. The Company and each of its Subsidiaries have complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could have resulted, or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law). Neither the Company nor any of its Subsidiary is a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law).

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any of its Subsidiaries has made any payments that have, or has been or is a party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any compensation which would be subject to the deduction limit imposed by Section 162(m) of the Code.

(j) Neither the Company nor any of its Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(l) Since December 31, 2005, neither the Company nor any of its Subsidiaries has (i) changed any financial or Tax accounting methods, policies or practices of the Company or any of its Subsidiaries, except as required by a change in generally accepted accounting principles or SEC rules, regulations or guidelines or applicable Law, (ii) made, revoked, or amended any material Tax election of the Company or any of its Subsidiaries, (iii) filed any material amended Tax Return or claim for refund of the Company or any of its Subsidiaries, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company or any of its Subsidiaries, or (v) settled or compromised any material Tax liability or refund of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) executed during the six (6) year period ending on the Closing Date.

(n) Neither the Company nor any of the Company Subsidiaries has engaged in any “reportable transaction” or “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any corresponding or similar provisions of state, local or non-U.S. Tax Law.

3.9 Real Property.

(a) None of the Company or any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, are licensed to or otherwise possess legally enforceable rights free and clear of any Lien to use all

Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) invention disclosures, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) other tangible or intangible proprietary or confidential information and materials and (v) any goodwill associated with any of the foregoing. “Company Intellectual Property” means all Intellectual Property that the Company and its Subsidiaries own (either solely or jointly), use, is held for use for, license, and/or have an interest, that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Section 3.10(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) all issued patents and registered trademarks that have been issued to the Company or a Subsidiary of the Company, (ii) each pending application therefor submitted by the Company or a Subsidiary of the Company and (iii) all issued patents, registered trademarks and pending applications therefor owned by a third party who has granted the Company or a Subsidiary of the Company exclusive rights thereto. To the Company’s Knowledge, the Company and its Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.

(b) The execution and delivery of this Agreement by the Company and the consummation of the Offer and the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(c) To the Company’s Knowledge, and except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, all patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and in full force and effect and have not expired or been cancelled. With respect to patents, registered trademarks and registered copyrights owned by the Company, the Company has taken all steps necessary to maintain registrations thereof that it desired to maintain, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications. Assignment documents have been executed and filed with relevant Governmental Entities as necessary to transfer to the Company or a Subsidiary of the Company title to any of the Company’s owned Company Intellectual Property previously owned by a third party and to record such transfer. The named inventors of each of the Company’s owned patent applications have assigned the Company’s owned patent applications to the Company. On the expiration date of the Offer, the Company shall provide Parent with a schedule of any Taxes, maintenance fees or actions falling due within 90 days of such expiration with respect to such patents, trademarks and copyrights.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not materially infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or opposition from any third party. Between January 1, 2006 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such interference, infringement, violation, misappropriation opposition or conflict or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property. To the Company’s Knowledge, none of the activities of the employees of the Company or any Subsidiary of the Company on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. To the Company’s Knowledge, all employees and consultants who contributed to the discovery or development of any of the subject matter of the Company’s owned patent applications did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or Subsidiary of the Company or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Subsidiary of the Company. Assignment documents assigning or required to assign to the Company all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by the Company, except for any failure to so file as would not be material to the Company and its Subsidiaries, taken as a whole. No current or former director, officer, consultant or employee of the Company will, after giving effect to the Offer and the Merger, own any of the Company Intellectual Property. To the Company’s Knowledge, each employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to the manufacturing processes, or the formulation of the products, of the Company or a Subsidiary of the Company has executed and delivered to the Company an agreement or agreements restricting such person’s right to use and disclose confidential information of the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any Company Subsidiary is party that: (i) restrict any Company Intellectual Property; (ii) restrict the conduct of the business of the Company or any of its employees; or (iii) grant third parties any material rights under Company Intellectual Property.

(e) To the Company’s Knowledge, all maintenance and renewal fees necessary to preserve the material rights of the Company and its Subsidiaries in connection with the Company Intellectual Property have been paid and all supporting documentation such as statements and certifications, have been filed. On the expiration date of the Offer, the Company shall provide Parent with a schedule of any annuities, taxes, maintenance fees or actions falling due within ninety (90) days of such expiration with respect to such patents, trademarks and copyrights.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. To the Company’s Knowledge, the algorithms related to the Company’s Bispectral Index™ have not been disclosed or authorized to be disclosed to any third party other than the Parent and the Purchaser. To the Company’s Knowledge and except as would not be reasonably likely to have a Company Material Adverse Effect, no material trade secret of the Company has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to the Company and, to the Company’s Knowledge, no party to a nondisclosure agreement with the Company is in material breach or default thereof.

(g) To the Company’s Knowledge, as of the date of this Agreement, no third party has or is infringing, violating or misappropriating any of the Company Intellectual Property. To the Company’s Knowledge, as of the date of this Agreement, no third party has asserted any competing claim of right to use or own any of the Company Intellectual Property.

(h) To the Knowledge of the Company, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated, in any manner, into any of such software.

(i) Other than (A) in a contract between the Company (or any of its Subsidiaries) and a customer, a distributor or an original equipment manufacturer, or (B) in connection with a sale of products in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has agreed to, or has an obligation to, indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to the Company Intellectual Property.

(j) To the Knowledge of the Company and except as would not likely be expected to have a Company Material Adverse Effect, the execution of, the delivery of, the consummation of the Offer and Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any loss or impairment of any Company Intellectual Property.

(k) To the Knowledge of the Company, neither government funding nor government, academic or non-profit research facilities were used in the development of any of the Company Intellectual Property.

3.11 Contracts.

(a) The Company has made available to the Parent a true and unredacted copy of each Company Material Contract. As used in this Agreement, “Company Material Contract” means (i) any agreement or contract pursuant to which the Company and its Subsidiaries is reasonably likely to spend, in the aggregate, more than $250,000 with respect to any such agreement or contract during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business material to the Company and its Subsidiaries, taken as a whole, anywhere in the world, (iii) any agreement or contract to which the Company or any of its Subsidiaries is a party involving research, development or the license of any Company Intellectual Property, (iv) any agreement or contract to which the Company or any of its Subsidiaries is a party granting a right of first refusal, or right of first offer or comparable right with respect to any material Company Intellectual Property, (v) any agreement or contract to which the Company or any of its Subsidiaries is a party relating to a material joint venture, partnership or other material arrangement involving a sharing of profits, losses, costs or liabilities with another person, (vi) any agreement or contract to which the Company or any of its Subsidiaries is a party providing for the payment or receipt by the Company or any Subsidiary of the Company of milestone payments or royalties that in the most recently completed fiscal year exceeded, or in the current fiscal year is reasonably likely to exceed, $250,000 (other than any such agreement or contract that may be terminated by the Company or the applicable Subsidiary of the Company on 90 days or less notice without significant penalty), (vii) any distributor contract to which the Company or any of its Subsidiaries is a party with a term whose expiration is longer than twelve (12) months from the Closing Date (other than any such agreement or contract that may be terminated by the Company or the applicable Subsidiary of the Company on 90 days or less notice without significant penalty) and (viii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d) Neither the Company nor any Company Subsidiary is a party to any agreement obligating the Company to file a registration statement under the Securities Act, which filing has not yet been made, and the Company is in material compliance with each such agreement, all of which are listed on Section 3.11(c) of the Company Disclosure Schedule.

(e) Neither the Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

3.12 Litigation.

(a) There is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their securities, assets or properties.

(b) There are no pending nor, to the Company’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries. There are no product liability claims pending against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor any of its Subsidiaries is in material violation of, or has received any written notice alleging any of them has not complied with any Environmental Laws;

(ii) to the Company’s Knowledge, the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

(iii) to the Company’s Knowledge, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(iv) no properties currently or formerly owned or operated by the Company or any of its Subsidiaries is listed, or to the Company’s Knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists. Neither the Company nor any Company Subsidiary has received written notification of, and the Company has no Knowledge of, any potential responsibility or liability of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law;

(v) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party;

(vi) neither the Company nor any of its Subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with applicable Law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vii) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) The Company previously has made available to the Parent true and complete copies of all (i) material environmental audits or site assessments received by the Company or any of its Subsidiaries, (ii) permits required by the Company or any of its Subsidiaries under Environmental Laws for the current conduct of their respective businesses, (iii) planning and reporting documents created by the Company or any of its Subsidiaries under Environmental Laws, and (iv) all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws.

(c) For purposes of this Agreement, the term “Environmental Law” means any Federal, state, local or foreign Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of similar effect; and any Laws relating to protection of the environment which regulate the management or disposal of biological agents or substances including medical or infectious wastes.

(d) For purposes of this Agreement, the term “Hazardous Substance” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law.

(e) The Company and the Company Subsidiaries have obtained all material permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance in all material respects with such permits. All such permits are in full force and effect and there are no pending (and, to the Company’s Knowledge, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such permits.

(f) The parties hereto agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Parent specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material US and non-US Employee Benefit Plans sponsored, maintained, or contributed or required to be contributed to, by the Company, any Subsidiary of the Company or any of their ERISA Affiliates or with respect to which the Company or any Subsidiary of the Company has any material liability, including any material contingent liability, for the payment or delivery of any premiums, compensation or benefits (together, the “Company Employee Plans”) other than those required by applicable Law. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, arrangement, or agreement involving direct or indirect compensation or fringe benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation, contributions to personal retirement arrangements or post-retirement compensation, vacation, education, adoption, and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, all amendments thereto (or, if unwritten, a summary of all material terms) and all other documents not otherwise specified herein which constitute documents under which such plan is operated, (ii) the most recently filed annual report (Form 5500) together with all schedules and financial statements and with auditor’s opinion attached, (iii) in the case of each Company Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable thereto, (iv) each trust agreement or other funding vehicle, (v) each group annuity contract, administrative services, insurance contract, or similar agreement, and investment management or investment advisory agreement relating to each Company Employee Plan, and (vi) the most recent summary plan description, summary of material modifications or similar summary and any employee handbook referencing any Company Employee Plan.

(c) Each Company Employee Plan has been and is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, provided that the foregoing statement is, for non-U.S. Company Employee Plans, qualified with respect to matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Company Employee Plan as may be applicable. To the Company’s Knowledge, no event has occurred with respect to any Company Employee Plan that has subjected the Company or any ERISA Affiliate to any liability or penalty under Section 502 of ERISA or any Tax under Chapter 43 of the Code that is material to the Company and its Subsidiaries, taken as a whole.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. All contributions, distributions, and premiums have been paid in a timely fashion in all material respects in accordance with the terms of each Company Employee Plan and applicable Law.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received from the IRS determination or opinion letters to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination or opinion letter has been revoked, and, to the Company’s Knowledge, revocation has not been threatened. To the Company’s Knowledge, no such Company Employee Plan has been amended or operated since the date of its most recent determination or opinion letter in any material respect, and no act or omission has occurred, that would adversely affect in any material respect its qualification.

(f) There are no pending or, to the Company’s Knowledge, threatened claims with respect to any Company Employee Plan other than (i) routine claims for benefits or proceedings with respect to qualified domestic relations orders and (ii) claims that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g) None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has ever sponsored, maintained, contributed to, or been required to contribute to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has ever sponsored, maintained, contributed to, or been required to contribute to a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as listed in Section 3.14(g) of the Company Disclosure Schedule, no Company Employee Plan includes in its assets any securities issued by the Company or any Subsidiary of the Company or any of their ERISA Affiliates.

(h) None of the Company or any of its Subsidiaries is a party to any (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i) No Company Employee Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any Company Subsidiary or ERISA Affiliate has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(j) Each Company Employee Plan subject to Section 409A has been operated in good faith compliance with Section 409A of the Code (“Section 409A”). No Company Employee Plan that is subject to the requirements of Section 409A violates such requirements in any material respect. All Company Stock Options granted by the Company after October 3, 2004 or which vest or vested (in whole or in part) after December 31, 2004 have (or, if already terminated, had), and all outstanding Company Stock Options have, an exercise price that was not less than the fair market value of the underlying stock as of the date such Company Stock Option was granted. Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(k) Each Company Employee Plan may be terminated without material liability to the Company or any of its Subsidiaries, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction and any liabilities incurred during delays required by applicable Laws.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries has been since January 1, 2006, and is, in compliance in all material respects with, and is not in violation of, any applicable federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) applicable to the conduct of its business, or the ownership or operation of its properties or assets, including Laws relating to equal employment opportunity, discrimination, occupational safety and health, interstate commerce, anti-kickback, healthcare and antitrust.

(b) Each of the product candidates that is currently being developed by the Company or any of its Subsidiaries is being, and at all times has been, developed, tested, manufactured, labeled and stored, as applicable, in material compliance with the Federal Food, Drug and Cosmetic Act and applicable regulations enforced by the FDA, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable. The Company and its Subsidiaries have been since January 1, 2006, and are, in material compliance with all other applicable FDA requirements, including registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807. To the Company’s Knowledge, there are no studies, tests or trials the results of which call into question the clinical results described or referred to in the Company SEC Reports filed prior to the date hereof, when viewed in the context in which such results are described and the clinical state of development. The Company and the Company Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the Company Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company has no Knowledge that the FDA or any other Governmental Entity is considering such action. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56, 312, 314, 320, 812, and 814 and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(c) The Company has no Knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries, and none of the Company or any or its Subsidiaries has received notice of any pending or threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries against the Company or the Company Subsidiaries, and the Company has no Knowledge that the FDA or any other Governmental Entity is considering such action.

(d) Neither the Company, its Subsidiaries nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has since January 1, 2006 (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), or (iii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”) or (iv) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment.

(e) To the Company’s Knowledge, all clinical trials conducted by the Company or its Subsidiaries since January 1, 2006 were, and if still pending, are, being conducted in all material respects in compliance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities in the European Union, including the applicable requirements of good clinical practice and all applicable requirements contained in 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators) and 56 (Institutional Review Boards).

(f) The manufacture of products by the Company and its Subsidiaries has been since January 1, 2006, and is, being conducted in material compliance with all applicable Laws including the FDA’s current Good Manufacturing Practices. For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820.

(g) To the Knowledge of the Company, none of the Company or any of its Subsidiaries is subject to any investigation that is pending or threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any regulatory authority in the European Union pursuant to any equivalent statute of the European Union. The Company and its Subsidiaries are and at all times since January 1, 2006 have been in material compliance with federal or state criminal or civil Laws applicable to the business of the Company and its Subsidiaries (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state Laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received by or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.

(h) Since January 1, 2006, neither the Company nor any of its Subsidiaries has initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice relating to an alleged lack of safety or efficacy of any product or product candidate. The Company has no Knowledge of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products; or (iii) a termination or suspension of marketing of any such products. The Company and its Subsidiaries have not received any FDA Form 483, “warning letter,” untitled letter or other material correspondence or notice from the FDA or other Governmental Entity that has not been resolved or addressed prior to the date hereof alleging or asserting noncompliance in any material respect with any applicable Laws or Permits, and the Company has no Knowledge that the FDA or any Governmental Entity is considering such action as of the date hereof.

(i) The Company and its Subsidiaries have complied in all material respects with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury.

(j) The Company and its Subsidiaries have complied in all material respects with their respective obligations to report accurate pricing information for their products to Governmental Entities and to price reporting services relied upon by Governmental Entities and other payors, including, as applicable, their obligation to charge accurate prices to purchasers entitled to Federal Supply Schedule prices, Federal Upper Limit prices, and Federal Ceiling Prices.

3.16 Permits. The Company and its Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the “Company Permits”), and all of such Company Permits are in full force and effect, except where the failure to obtain or have any such Company Permit would not reasonably likely to have a Company Material Adverse Effect. The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Company Permits.

3.17 Labor Matters.

(a) Upon termination of the employment of any employees or the service relationship of any director or consultant, none of the Company, its Subsidiaries, the Surviving Corporation nor the Parent shall be liable, by reason of the Offer or Merger or anything done in connection with the Offer or Merger, to any of such employees, directors, or consultants for severance pay or any other similar contractual payments (other than accrued salary, vacation or sick pay in accordance with normal policies) except as required by applicable Law or as set forth in Section 3.17(a) of the Company Disclosure Schedule. True and complete information as to the name, current job title, date of hire/election and current base salary of all current employees, directors and executive officers of the Company has been provided or otherwise made available to the Parent.

(b) The Company and each of its Subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any material Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business), except in the case of clauses (i) through (iv), for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(c) As of the date of this Agreement, no material work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is involved in or, to the Company’s Knowledge, threatened with, any material labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints that, if adversely determined, is reasonably likely to have a Company Material Adverse Effect. Since January 1, 2006, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is presently, nor has it been in since January 1, 2006, a party to or bound by any collective bargaining agreement or union contract with respect to employees and as of the date of this Agreement no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement no union organizing campaign or activity with respect to non-union employees of the Company or any of its Subsidiaries is ongoing, pending or threatened.

3.18 Opinion of Financial Advisor. The financial advisor of the Company, Goldman, Sachs & Co., has delivered to the Company Board an opinion dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the $12.00 per share to be received by the holders of Company Common Stock pursuant to the Offer and the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. The Company shall forward to the Parent, solely for informational purposes, a copy of the written version of such opinion promptly following the execution of this Agreement and in no event later than two (2) Business Days after the date of this Agreement.

3.19 State Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement and the Tender and Voting Agreements or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

3.20 Rights Agreement. The Company has duly entered into an amendment to the Company Rights Plan in the form attached as Exhibit B, a signed copy of which has been made available to the Parent.

3.21 Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries (a) are in full force and effect in all material respects, (b) are in conformity in all material respects with the requirements of all leases or other agreements to which the Company or the relevant Subsidiary of the Company is a party and (c) to the Company’s Knowledge, are valid and enforceable in accordance with their terms. Neither the Company nor its Subsidiaries is in default in any material respect with respect to any provision contained in such policy or binder nor has any of the Company or its Subsidiaries failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder. Neither the Company nor its Subsidiaries has received notice of cancellation or non-renewal of any such policy or binder. All applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier. No coverage limits of insurance policies covering the Company or its Subsidiaries have been exhausted.

3.22 Commercial Relationships. During the last 12 months prior to the date of this Agreement, none of the top 10 (by dollar volume over the prior 12 month period) suppliers, collaborators, distributors, licensors or licensees of the Company or its Subsidiaries, taken as a whole, has canceled or otherwise terminated its relationship with the Company or a Subsidiary of the Company or has, during the last twelve months, materially and adversely altered its relationship with the Company or its Subsidiaries. As of the date of this Agreement, the Company has not received any written notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or a Subsidiary of the Company.

3.23 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.23 of the Company Disclosure Schedule. The Company previously has provided or made available to the Parent a copy of the Goldman, Sachs & Co. engagement letter, and the fees set forth therein are the only fees payable to Goldman, Sachs & Co.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur promptly after the execution and delivery of this Agreement), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, notice or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent’s or the Purchaser’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained or notices not given, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser in connection with the execution, delivery and performance of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (iii) required filings of the Offer Documents, Schedule 14D-9 and (if required) the Proxy Statement under the Exchange Act.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Parent for inclusion in the (i) Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9, including any amendment thereof and supplement thereto, is first published, sent or given to holders of shares of Company Common Stock, and (ii) Proxy Statement (if any) to be sent to the stockholders of the Company in connection with the Company Meeting, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in any material respect, in light of the circumstances in which they shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Offer or solicitation of proxies for the Company Meeting (as the case may be) which has become false or misleading.

4.4 Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Parent and the Purchaser have, and will upon the acceptance of shares of Company Common Stock accepted for payment in the Offer and on the Closing Date have, sufficient cash resources available to purchase all of the shares of Company Common Stock pursuant to the Offer and the Merger and otherwise perform all of their respective obligations under this Agreement and to consummate the Offer and the Merger.

4.6 Ownership of Company Common Stock. Neither the Parent nor the Purchaser is, and at no time during the past three years (3) has been, an “interested stockholder” of the Company, as such term is used in Section 203 of the DGCL.

4.7 Absence of Litigation. On the date of this Agreement, there is no action pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of the Parent or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.8 Brokers. Except for J.P. Morgan Securities Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.9 No Additional Representations. The Parent acknowledges and agrees that except as expressly set forth in Article III of this Agreement, neither the Company nor any of its Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, to the Parent or any of its representatives in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Parent acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries made available to the Parent and its representatives, except as expressly set forth in Article III of this Agreement, and neither the Company nor any other Person shall be subject to any liability to the Parent or any other Person, resulting from the Company’s having made available to the Parent or its representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any of their Representatives makes any representation or warranty to the Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or except as otherwise specifically provided in, or in furtherance of any action permitted to be taken by, this Agreement or as specifically provided in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Preservation of Personnel. Except for actions taken in the Ordinary Course of Business, use commercially reasonable efforts to preserve intact and keep available the services of present employees of the Company and its Subsidiaries;

(ii) Insurance. Use commercially reasonable efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use commercially reasonable efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the Company’s product candidates and products and to advertise, promote and market the products of the Company and its Subsidiaries, and use commercially reasonable efforts to keep the Company’s properties substantially intact, to preserve its goodwill and business and to maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent in all material respects with past practice;

(iv) Intellectual Property Rights. Use commercially reasonable efforts to (A) preserve and protect the owned Company Intellectual Property and (B) obtain a discharge of the security interest set forth as item 1 in Section 3.10(a) of the Company Disclosure Schedule;

(v) Company Options, Restricted Shares and Convertible Notes. Take all reasonable actions necessary with respect to Company Stock Options, Restricted Shares and Convertible Notes to effectuate the terms of this Agreement, provided, however, that the Parent shall have the right to approve any agreements to modify material terms of the underlying instruments (such approval not to be unreasonably withheld, delayed or conditioned); and

(vi) Regulatory Matters. Notify and consult with the Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity, and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b) Negative Covenants Pending Closing. The Company shall not:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Company Intellectual Property, other than in connection with (i) sales or transfers of inventory in the Ordinary Course of Business and (ii) other sales and transfers in amounts not exceeding, in the aggregate, $250,000;

(ii) Liabilities. Incur any indebtedness for borrowed money in excess of $250,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by the Company or any of its Subsidiaries, other than (i) in the Ordinary Course of Business or (ii) otherwise in amounts not exceeding $500,000 in the aggregate;

(iii) Compensation. Change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement (other than offer letters to at-will employees entered into in the Ordinary Course of Business) with any officer, director, employee, agent or consultant of the Company or its Subsidiaries, or adopt, or increase the benefits (including fringe benefits) under, any Employee Benefit Plan or otherwise, except (A) in each case, as required by Law or in accordance with existing agreements, arrangements or plans disclosed in the Company Disclosure Schedule (to the extent such disclosure is required by Section 3.14 of this Agreement), or (B) in the case of compensation or severance for employees, agents or consultants who are not executive officers or directors, in the Ordinary Course of Business; or make any loans to any of its directors, officers or employees, agents or consultants (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business);

(iv) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock; provided, however, the foregoing limitations shall not apply in connection with (1) the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to the Company or any of its Subsidiaries, (2) the payment of any dividend (which shall be in cash) required to made under the Company’s certificate of incorporation, as in effect on the date hereof, or the payment of any intercompany dividends, (3) the conversion or exercise of convertible securities outstanding on the date of this Agreement in connection with (A) the exercise of Company Stock Options outstanding on the date of this Agreement, (B) the Company ESPP or the Company Rights Plan or (C) the conversion of the Company’s Convertible Notes and (4) the grants of awards or “Options” with respect to Company Common Stock to the extent permitted pursuant to Section 5.1(b)(iii);

(v) Certificate of Incorporation, Bylaws and Officers. Cause, permit or propose any amendments to the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or elect or appoint any new officers;

(vi) Acquisitions. Make, or permit to be made, any material acquisition, investment, or capital contribution outside the Ordinary Course of Business;

(vii) Capital Expenditures. Authorize any single capital expenditure in excess of $250,000 or capital expenditures which in the aggregate exceed $500,000;

(viii) Accounting Policies. Except as may be required as a result of a change in Law or in GAAP, change any of the accounting practices or principles used by it;

(ix) Taxes. Make, revise or amend any material Tax election (including any election pursuant to Section 108(i) of the Code and Rev. Proc. 2009-37) or settle or compromise any federal, state, local or non-U.S. Tax liability, including any voluntary disclosure agreement, change any annual Tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, file any amended material Tax Return, prepare or file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(x) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the Company and its Subsidiaries, taken as a whole, or otherwise involves the payment by the Company of an amount in excess of $500,000, in the aggregate, for all such suits, actions or claims or which challenges the transactions contemplated hereby, (B) would involve material restrictions on the business activities of the Company or any of its Subsidiaries, or (C) would involve the issuance of Company securities;

(xi) Extraordinary Transactions. Except in connection with the termination of this Agreement pursuant to Section 8.1(f) below, (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Offer and Merger) or (B) amend, alter, or terminate the Company Rights Plan or adopt any new stockholder rights plan, except as contemplated by Section 3.20;

(xii) Payment of Liabilities. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the Ordinary Course of Business since the date of the Company Balance Sheet;

(xiii) Loans and Advances. Make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company or customary advances to employees for travel and business expenses in the Ordinary Course of Business);

(xiv) WARN Act. Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign Law;

(xv) New Agreements/Amendments. Except as contemplated in this Agreement, enter into or modify in any material respect, or permit a Subsidiary of the Company to enter into or modify in any material respect, any Company Material Contract or any agreement or contract that if in existence on the date hereof would constitute a Company Material Contract;

(xvi) Confidentiality and Non-Competition Agreements. Except as permitted pursuant to Section 6.1, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party;

(xvii) Authorizations, Agreements and Obligations. Authorize or commit or agree, in writing or otherwise, to take any of the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall not authorize or permit its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information to, any Person (other than the Parent or its Representatives) relating to any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in response to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.1, and subject to compliance with Section 6.1(c), prior to the Acceptance Time, the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to any Person (and the Representatives of such Person) making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or is reasonably likely to lead to, a Superior Proposal (such Person, a “Qualified Person”) pursuant to a confidentiality agreement not less restrictive in any material respect with respect to the Qualified Person than the Confidentiality Agreement, and (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal. The Company agrees that any material violations of the restrictions set forth in this Section 6.1 by any of its Representatives shall be deemed to be a material breach of this Agreement (including this Section 6.1) by the Company. The Company (x) shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party, and (y) shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to enforce the provisions of any such agreement; provided, however, that the Company and its Subsidiaries may terminate, waive, amend or modify any provision of, or grant any permission or request under, any standstill agreement relating to the submission of any unsolicited Acquisition Proposal if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law. The Company will promptly provide to the Parent any non-public information concerning the Company or its Subsidiaries provided or made available pursuant to this Section 6.1(a) which was not previously provided or made available to the Parent.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in each case in a manner adverse to the Parent, the approval or recommendation by the Company Board with respect to the Offer or the Company Voting Proposal (a “Company Board Recommendation Change”);

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) the Company Board shall not, except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), prior to the Acceptance Time, if (A) the Company receives a written, bona fide Acquisition Proposal from a third party, (B) such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1, and (C) the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent pursuant to a written, binding and irrevocable offer to alter the terms or conditions of this Agreement, the Company Board may, if it determines in good faith, after consultation with outside counsel, that the failure to take action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect a Company Board Recommendation Change and/or (y) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or substantially concurrently with such termination the Company pays the fee required by and pursuant to the terms of Section 8.3 and promptly following such termination enters into a binding definitive contract for such Superior Proposal; and provided, further, that the Company Board may not effect a Company Board Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (1) such Acquisition

Proposal shall not have resulted from a material breach by the Company of this Section 6.1, (2) the Company shall have provided prior written notice to the Parent, at least three Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (3) prior to effecting such Company Board Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, if requested by the Parent, make its Representatives available during the Notice Period to discuss with the Parent’s Representatives any modifications to the terms and conditions of this Agreement that the Parent desires to propose such that such Acquisition Proposal ceases to constitute a Superior Proposal, and (4) following any discussions described in the immediately preceding clause (3), the Company Board shall have determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to the Parent and to comply with the requirements of this Section with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice. Notwithstanding the foregoing, if fewer than three Business Days remain before the then scheduled expiration date of the Offer, the Notice Period with respect to the Company Board effecting a Company Board Recommendation Change pursuant to the foregoing clause (x) shall equal 24 hours, provided, however, that, in such a circumstance, the Notice Period with respect to the Company terminating this Agreement pursuant to the foregoing clause (y) shall remain three Business Days. Any Company Board Recommendation Change shall not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger, or to the Tender and Voting Agreements.

Notwithstanding the foregoing, the Company Board may make a Company Board Recommendation Change in the absence of a Superior Proposal if the Company Board has concluded in good faith, after consultation with its outside counsel, that failure to take such action is inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, provided, however, that the Company Board shall not make a Company Board Recommendation Change unless the Company has provided to the Parent at least three Business Days’ prior written notice (or such shorter period as remains prior to the scheduled expiration date of the Offer) advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and during such three Business Day (or shorter) period, if requested by the Parent, the Company shall have engaged in good faith negotiations and made its Representatives available to discuss with the Parent’s Representatives any amendment to this Agreement that the Parent desires to propose to obviate the need or reason for the Company Board Recommendation Change.

(c) Notices to the Parent. From and after the date hereof and prior to the Acceptance Time, the Company shall within one Business Day notify the Parent in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the Ordinary Course of Business and, in the good faith judgment of the Company Board, unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent within such one Business Day period with the identity of such Person and a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, a description of the material terms and conditions of such Acquisition Proposal). The Company shall keep the Parent reasonably informed in writing (and in any event no later than one Business Day) after the occurrence of any material changes, developments, discussions or negotiations relating to such Acquisition Proposal, including furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall within one Business Day notify the Parent in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to the Parent, and, if the Company is a party to any agreement that would prohibit the Company from providing such information to the Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to the Parent.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall promptly demand to be returned (or destroyed, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information provided by or on behalf of the Company or any of its Subsidiaries to any such Person.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries, (ii) any proposal for the issuance by the Company of 20% or more of its equity securities, (iii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries or (iv) any recapitalization, restructuring, liquidation or dissolution of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement that the Company Board determines in its good faith judgment to be relevant, including the timing and likelihood of consummating the transactions contemplated by such proposal and this Agreement, and (ii) which the Company Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines in its good faith judgment to be relevant.

6.2 Company Stockholder Approval of the Merger.

(a) If the adoption of this Agreement by the holders of shares of Company Common Stock is required under the DGCL in order to consummate the Merger, the Company, acting through the Company Board, shall at the Parent’s request following the Purchaser’s acceptance of payment of, and payment for, all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer, take all actions in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal.

(b) If the adoption of this Agreement by the holders of shares of Company Common Stock is required under the DGCL in order to consummate the Merger, the Company, at the Parent’s request, as soon as practicable following the Purchaser’s acceptance of payment of, and payment for, all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer, and in cooperation with the Parent, shall prepare and file with the SEC the Proxy Statement; provided, however, that the Company shall give to the Parent the opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration all of the Parent’s reasonable comments to each version of or amendment to the Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(c) The Parent shall cause all shares of Company Common Stock owned by the Parent or any of its Subsidiaries (including all shares purchased by the Purchaser pursuant to the Offer) to be present at the Company Meeting so as to be counted for quorum purposes and to be voted in favor of the adoption of this Agreement at the Company Meeting.

(d) The Parent and the Purchaser shall cause the Merger to be effected promptly following the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, including by taking all actions necessary to cause the Merger to be consummated pursuant to Section 253 of the DGCL if permitted by the DGCL.

6.3 Nasdaq Listing; Post-Closing SEC Reports. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement. Prior to the Effective Time, the Company shall cooperate with the Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The Nasdaq Stock Market to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from The Nasdaq Stock Market and the deregistration of the shares of Company Common Stock under the Exchange Act promptly after the Effective Time. The Parent will use commercially reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to the Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 6.3 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

6.4 Confidentiality; Access to Information.

(a) The parties hereto acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of August 3, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b) During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, personnel and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, assets and personnel as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (i) in connection with an Acquisition Proposal or Company Board Recommendation Change (except as expressly set forth in Section 6.1) or (ii) that in the reasonable judgment of the Company would: (A) result in the disclosure of any trade secrets of any third party, (B) violate any obligation of the Company with respect to confidentiality entered into prior to the date of this Agreement, (C) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (D) violate any legal requirement. No investigation by the Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Parent will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement.

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company and the Parent shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other Person any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Acceptance Time any material fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Offer or the Merger;

(iii) as promptly as practicable, make all necessary filings, notices, statements, registrations, submissions of information, applications or submissions of other documents, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable Law;

(iv) oppose any Law which has the effect of prohibiting consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, or have any such Law vacated or made inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to applicable Law (including all information required to be included in the Proxy Statement (if any) to be sent to the stockholders of the Company in connection with the Company Stockholder Approval) in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in Section 6.5(b), it is understood and agreed that, in the case of filings pursuant to the HSR Act and other applicable Antitrust Laws, the Parent may redact certain sensitive financial, valuation and business information prior to providing such documents to the Company.

(b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any applicable government clearances or approvals under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, each of the Parent and the Company shall file, no later than the tenth (10th) Business Day after the date of this Agreement, with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, and, as soon as may be reasonably practicable following the date of this Agreement, any applicable comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Nothing in this Agreement shall require the Parent, the Surviving Corporation or any other Subsidiary of the Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of the Parent, the Surviving Corporation or any other Subsidiary of the Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason.

(d) Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their respective commercially reasonable efforts to obtain any consents required in connection with the Offer and the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time.

(e) The Company shall take, or cause to be taken, the actions necessary so that those individuals serving on the boards of directors or comparable body of each Subsidiary of the Company will resign and be replaced by individuals specified by the Parent effective as of the Effective Time.

6.6 Public Disclosure. Except as may be required by Law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall obtain the consent of the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement, which consent shall not be unreasonably withheld or delayed; provided, however, that these restrictions shall not apply to any Company communications regarding an Acquisition Proposal or Company Board Recommendation Change. Notwithstanding the foregoing, without prior consent of the other party, each party may communicate information that is not confidential to either party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties. Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.

6.7 Indemnification.

(a) From and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or, while a director or officer of the Company or one of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is obligated to indemnify and hold harmless such individuals on the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement and the indemnification agreements approved by the Company Board on August 5, 2009 and in effect on the date hereof, and Parent guarantees any such obligations of the Surviving Corporation. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation to the fullest extent that the Company is obligated to advance expenses to such individuals on the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement and the indemnification agreements approved by the Company Board on August 5, 2009 and in effect on the date hereof; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that prior to the Surviving Corporation taking any actions in clauses (i) or (ii) above, the Parent shall be provided the opportunity to purchase, in lieu thereof, a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Corporation. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.7.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by Law.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.8 Notification of Certain Matters. Prior to the Acceptance Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, of which such party has Knowledge that is reasonably expected to cause any representation or warranty contained in this Agreement to become untrue or inaccurate such that it is reasonably expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, until the Acceptance Time or (b) any material failure of the Parent and the Purchaser or the Company, as the case may be, or of any officer, director, employee or agent thereof, of which such party has Knowledge to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification. Without limiting the foregoing, the Company shall, within twenty-four (24) hours after it has actual Knowledge of any of the following, notify the Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required pursuant to any contract or agreement listed in the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement or is otherwise required to consummate the Offer or the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, including by any stockholder of the Company, before any court or Governmental Entity, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. The Company shall consult with the Parent regarding the defense or settlement of any such actions, suits, claims, investigations or proceedings and shall consider the Parent’s views with respect to such actions, suits, claims, investigations or proceedings.

6.9 Employee Benefits Matters.

(a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to provide, for a period of one year following the Effective Time, to each employee of the Company and its Subsidiaries (“Company Employees”) a total compensation package (including base salary, annual target bonus opportunity, and other employee benefits, but excluding the value of equity or other long-term incentive awards) that is substantially comparable, in the aggregate, to the total compensation package (including base salary, annual target bonus opportunity and other employee benefits, but excluding the value of equity or other long-term incentive awards) provided to such employees immediately before the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, honor all of the obligations of the Company and its Subsidiaries under the severance and change in control plans and policies set forth in Section 3.14(i) of the Company Disclosure Schedule, and any payments under those plans and policies will be in lieu of any other severance under plans or policies of Parent, Purchaser or the Surviving Corporation.

(d) Except with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in shares. If requested by the Parent in writing, the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.

(e) Parent and its Subsidiaries shall take and assume all responsibility, steps, liability and costs necessary to either transfer, or apply for, petitions or applications with the U.S. Department of Homeland Security or the U.S. Department of Labor for employees who are non-immigrant temporary workers or in the process of applying for permanent residence. This includes abiding by the terms and conditions of these petitions and applications, filing any new documents, necessary amendments or withdrawals, and abiding by applicable Law.

6.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.11 Convertible Notes.

(a) The Company shall provide, in accordance with the applicable provisions of the indenture (the “Indenture”) under which were issued the Convertible Notes, to the trustee under the Indenture and to each Holder (as defined in the Indenture), any notices and announcements required by the Indenture to be delivered prior to the Effective Time in connection with the transactions contemplated by this Agreement.

(b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture in connection with the transactions contemplated by this Agreement.

(c) The Company or the Surviving Corporation, as applicable, shall take all such further action as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the transactions contemplated by this Agreement, including (i) delivery of any officers’ certificates and opinions of counsel required by the Indenture, (ii) conducting any offer required under the Indenture to repurchase the Convertible Notes issued thereunder and (iii) taking any such other actions required in connection with clauses (i) and (ii).

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Completion of the Offer. The Parent or the Purchaser shall have accepted for payment and paid for all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither the Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, the Purchaser fails to purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote, if required by the DGCL.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that prior to invoking this provision, each party hereto shall use its commercially reasonable efforts to have any such Law lifted.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Parent, the Purchaser and the Company at any time prior to the Acceptance Time;

(b) by either the Parent or the Company at any time prior to the Acceptance Time and after March 26, 2010 (the “Outside Date”) if the Acceptance Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date);

(c) by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(d) by the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of the Offer Conditions, without the Purchaser having accepted for payment any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of the Offer Conditions is attributable to the failure of such party (or any Affiliate of such party) to fulfill any of its obligations under this Agreement;

(e) by the Parent, prior to the purchase of any shares of Company Common Stock pursuant to the Offer, if: (i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or approval of the Company Voting Proposal or shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and the Merger) or entered into or publicly announced its intention to enter into any agreement with respect to any Acquisition Proposal (other than the Offer and the Merger); (iii) the Company Board shall have failed to reaffirm its approval and recommendation in favor of the Offer, the Merger, this Agreement or the Company Voting Proposal within four Business Days of the Parent’s request, which request may only be made after a public announcement of an Acquisition Proposal by a Person other than the Parent or the Purchaser or any of their respective Affiliates (provided that the Parent is only allowed to make two such reaffirmation requests prior to the Acceptance Time); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have taken a neutral position, or failed to recommend against, acceptance of such offer; or (v) after the Company’s receipt of any Acquisition Proposal, the Company shall have violated or breached in any material respect its obligations under Section 6.1 with respect to such Acquisition Proposal (each of clauses (i) through (iv), a “Trigger Event”);

(f) by the Company, at any time prior to the Acceptance Time, pursuant to the terms of Section 6.1(b), in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

(g) by the Parent, at any time prior to the Acceptance Time , if there has been a breach by the Company of, failure to perform or inaccuracy in, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach, failure to perform or inaccuracy (i) has resulted in the conditions set forth in clauses (c)(iii) or (c)(iv) of Annex I not being satisfied, and (ii) shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach, failure to perform or inaccuracy from the Parent;

(h) by the Company, at any time prior to the Acceptance Time, if there has been a breach by the Parent or the Purchaser of, failure to perform or inaccuracy in, any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach, failure to perform or inaccuracy (i) has resulted in any of the conditions set forth in Article 7 not being satisfied and (ii) shall not have been cured within 20 Business Days following receipt by the Parent of written notice of such breach, failure to perform or inaccuracy from the Company; or

(i) by the Company (A) if, for any reason, the Purchaser shall have failed to commence the Offer by the date that is 10 Business Days after the date of this Agreement, provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if such failure to commence the Offer has resulted from the breach of this Agreement by the Company or if the Company has not provided the Purchaser with a Schedule 14D-9 the Company is prepared to file, without further revisions (subject only to review, and revisions required following such review, of the Purchaser’s Schedule TO), upon commencement of the Offer.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 and the payment, if due pursuant to Section 8.3(b)(ii), of the Termination Fee, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective officers, directors, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any fraud or intentional breach of this Agreement (it being understood that the failure of the Parent or the Purchaser to accept for payment and pay for the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly following the Expiration Date in the event that all Offer Conditions have been satisfied or, to the extent permitted, waived, as of the Expiration Date shall be deemed an intentional breach by the Parent and the Purchaser pursuant to this Agreement), and (b) the provisions of Section 6.4 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b) The Company shall pay the Parent a termination fee of $8,000,000 (the “Termination Fee”) in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by the Parent pursuant to Section 8.1(d) or (g) (but only, in the case of Section 8.1(g), as a result of an intentional or knowing material breach by the Company of a covenant or agreement of the Company set forth in this Agreement after the date hereof), so long as (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company shall have consummated an Acquisition Proposal or the Company shall have entered into a definitive agreement for a transaction contemplated by an Acquisition Proposal (which Acquisition Proposal is ultimately consummated);

provided, however, that, for purposes of this Section 8.3(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds on the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated. If the Company fails to promptly make any payment required under this Section 8.3(b) and the Parent commences a suit to collect such payment, the Company shall indemnify the Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3(b).

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.

8.4 Amendment. This Agreement may be amended by the written agreement of the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party hereto, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3(c)).

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Acceptance Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Purchaser, to

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President-Chief Mergers and Acquisition Counsel

Telecopy: (508) 261-8544

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn: Keith F. Higgins, Esq

Telecopy: (617) 951-7000

(b)	if to the Company, to

Aspect Medical Systems, Inc.

One Upland Road

Norwood, MA 02062

Attn: Nassib G. Chamoun, President and Chief Executive Officer

Telecopy: (617) 559-7400

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Susan W. Murley, Esq. and Hal J. Leibowitz, Esq.

Telecopy: (617) 526-5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) the Parent, (ii) the Parent and one or more direct or indirect wholly-owned Subsidiaries of the Parent, (iii) one or more direct or indirect wholly-owned Subsidiaries of the Parent or (iv) any direct or indirect holder of five percent (5%) or more of the capital stock of the Parent or any Subsidiary thereof (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, the Parent and the Purchaser (or the assignor) shall agree to remain liable for the performance by the Parent and the Purchaser (and such assignor, if applicable) of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Parent and the Purchaser hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parent and/or the Purchaser, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent and/or the Purchaser under this Agreement.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

9.12 Disclosure Schedules. The Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.13 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13(a) of the Company Disclosure Schedule after reasonable inquiry of the individuals set forth in Section 9.13(b) of the Company Disclosure Schedule.

9.14 Parent Guarantee. The Parent agrees to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 9.14. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Purchaser or the Surviving Corporation under this Agreement.

9.15 Waiver of Jury Trial. EACH OF THE PARENT, COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

UNITED STATES SURGICAL CORPORATION

By:	/s/ John W. Kapples
Name:	John W. Kapples
Title:	Vice President

TRANSFORMER DELAWARE CORP.

By:	/s/ John W. Kapples
Name:	John W. Kapples
Title:	Vice President

ASPECT MEDICAL SYSTEMS, INC.

By:	/s/ Nassib G. Chamoun
Name:	Nassib G. Chamoun
Title:	President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, and in addition to (and not in limitation of) the Purchaser’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered (including by guaranteed delivery) and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any Affiliate of the Parent, does not equal at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis on the date of purchase (where “on a fully diluted basis” means the number of shares of Company Common Stock outstanding, together with the shares of Company Common Stock which the Company may be required to issue pursuant to warrants, options or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, that are then vested and then exercisable at prices equal to or less than the Offer Price) (the “Minimum Condition”);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable; or

(c) at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing:

(i) there shall be pending any suit, action or proceeding by any Governmental Entity (1) seeking to prohibit or impose any material limitations on the Parent’s or the Purchaser’s ownership or operation (or that of any of their respective Subsidiaries) of all or any material portion of the Company’s and its Subsidiaries’ businesses or assets, taken as a whole, or to compel the Parent or the Purchaser or their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, the Parent or their respective Subsidiaries, taken as a whole, (2) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger, (3) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the shares of Company Common Stock pursuant to the Offer or the Merger, (4) seeking to impose material limitations on the ability of the Purchaser or the Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company’s stockholders, or (5) seeking to require divestiture by the Parent or any of its Subsidiaries of any shares of Company Common Stock;

(ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (i) above;

(iii) (1) the representations and warranties of the Company contained in the Agreement, other than those in Section 3.2, Section 3.4(a) and the first sentence of Section 3.7, that (A) are not made as of a specific date are not true and correct as of the Acceptance Time, as though made on and as of the Acceptance Time, and (B) are made as of a specific date are not true and correct as of such date, in each case without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect; (2) the representations and warranties of the Company contained in Section 3.2 that (A) are not made as of a specific date are not true and correct in all material respects as of the Acceptance Time, as though made on and as of the Acceptance Time, and (B) are made as of a specific date are not true and correct in all material respects as of such date (it being understood that the representations and warranties in Section 3.2 shall be deemed not to have been true and correct in all material respects if the actual number of shares of Company Common Stock outstanding on a fully diluted basis as of the Acceptance Time exceeds by more than 35,000 the number outstanding on a fully diluted basis derived from Section 3.2 as of the date of this Agreement), and (3) the representations and warranties in Section 3.4(a) and the first sentence of Section 3.7 shall not be true and correct as of the Acceptance Time;

(iv) the Company shall have breached or failed to perform in any material respect its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(v) the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, dated as of the scheduled expiration of the Offer, confirming on behalf of the Company that the conditions set forth in clauses (ii), (iii) or (iv) of this Annex I have been duly satisfied; or

(vi) the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement.

The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Acceptance Time.

ANNEX II

FORM OF TENDER AND VOTING AGREEMENT

[See Exhibit (d)(2) of the Schedule TO]

EXHIBIT A

Form of Certificate of Incorporation

of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASPECT MEDICAL SYSTEMS, INC.

* * * * *

1.	The name of the corporation is: Aspect Medical Systems, Inc.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock which this corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $0.01 par value per share, amounting in the aggregate to One Hundred Dollars ($100.00). Each share of Common Stock shall be entitled to one vote.

5.	Elections of directors need not be by written ballot unless the by-laws of this corporation shall provide.

6.	Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

7.	A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8.

(a)	The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action; suit or proceeding, whether civil, “criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was, or has agreed to become a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary contained herein, except as set forth in Section 8(f)(f) below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation.

(b)	The corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

(c)	Notwithstanding the other provisions of this Certificate of Incorporation, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 8(a) and 8(b) of this Certificate of Incorporation, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner be reasonably believed to be in or not opposed to the best interests of the corporation, and (v) with respect to any criminal proceeding, an adjudication that the Idnemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(d)	As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any such action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Certificate of Incorporation. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Certificate of Incorporation. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(e)	Subject to the provisions of Section 8(f) below, in the event that the corporation does not assume the defense pursuant to Section 8(d) of this certificate of incorporation of any action, suit, proceeding or investigation of which the corporation receives notice under this Certificate of Incorporation, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appear therefrom shall be paid by the corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of any undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Certificate of Incorporation. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

(f)	In order to obtain indemnification or advancement of expenses pursuant to Section 8(a), 8(b), 8(c), or 8(e) of this certificate of incorporation, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless with respect to requests under Section 8(a), 8(b) or 8(d) the corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 8(a) or 8(b), as the case may be. Such determination shall be made in each instance by (i) a majority vote of the directors of the corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (ii) a majority vote of a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (iii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting a single class, which quorum shall consist of stockholders who are not at that tine parties to the action, suit or proceeding in question, (iv) independent legal counsel (who may be regular legal counsel to the corporation), or (v) a court of competent jurisdiction.

9.

The right to indemnification or advances as granted by this certificate of incorporation shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 8(f). Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this certificate of incorporation shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 8(f) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met such applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

(a)	No amendment, termination or repeal of the indemnification rights provided by this certificate of incorporation or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(b)	The indemnification. and advancement of expenses provided by this certificate of incorporation shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this certificate of incorporation shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this certificate of incorporation. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this certificate of incorporation.

(c)	If an Indemnitee is entitled under any provision of this certificate of incorporation to indemnification by the corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

(d)

The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation law of Delaware.

(e)	If this certificate of incorporation or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Certificate of Incorporation that shall not have been invalidated and to the fullest extent permitted by applicable law.

10.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

Form of Amendment to Company Rights Plan

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 4 (the “Amendment”), dated as of September 27, 2009, to the Rights Agreement, dated November 29, 2004, by and between ASPECT MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (formerly EquiServe Trust Company, N.A.), a national banking association, as Rights Agent (the “Rights Agent”), as amended on May 23, 2005, November 1, 2007 and June 2, 2008 (the “Rights Agreement”) is being executed at the direction of the Company. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, except as specifically set forth therein, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights, by action of its Board of Directors;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement;

WHEREAS, United States Surgical Corporation (“Parent”), Transformer Delaware Corp. (“Purchaser”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the (i) a cash tender offer (the “Offer”) by Purchaser to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share the (the “Company Common Stock”) and the associated preferred stock purchase rights, (ii) the grant by the Company to Purchaser of the Top-Up Option (as defined in the Merger Agreement) and (iii) following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement, as set forth herein, to facilitate the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. AMENDMENT TO SECTION 1.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said Section 1(a):

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or any of their respective Affiliates or Associates shall be or become an Acquiring Person solely by reason of, and the term “Acquiring Person” shall not include any of Parent, Purchaser or any of their respective Affiliates or Associates, solely by reason of, (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(b) The definition of “Beneficial Owner” in Section 1(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in Section 1(e) to the contrary, none of Parent, Purchaser, or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” or shall be deemed to “beneficially own” any shares of Common Stock solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(c) The definition of “Distribution Date” in Section 1(n) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(d) The definition of “Permitted Offer” in Section 1(u) of the Rights Agreement is hereby amended by adding the following sentence to the end of said Section 1(u):

“For the avoidance of doubt, the Offer and the other transactions contemplated by the Merger Agreement shall constitute a “Permitted Offer” hereunder.”

(e) The definition of “Section 11(a)(ii) Event” in Section 1(ff) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(f) The definition of “Section 11(a)(ii) Trigger Date” in Section 1(gg) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Trigger Date shall be deemed not to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(g) The definition of “Section 13 Event” in Section 1(hh) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(h) The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(i) The definition of “Triggering Event” in Section 1(oo) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(j) Section 1 of the Rights Agreement is hereby amended by adding the following definitions to the end of Section 1 as new paragraphs (pp), (qq), (rr), (ss), (tt), (uu) and (vv):

(pp) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(qq) “Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Parent, Purchaser and the Company, dated as of September 27, 2009 (as such agreement may be amended from time to time).

(rr) “Offer” shall have the meaning ascribed to such term in the Merger Agreement.

(ss) “Parent” means United States Surgical Corporation, a company formed under the laws of Delaware.

(tt) “Purchaser” shall mean Transformer Delaware Corp., a Delaware corporation.

(uu) “Tender and Voting Agreements” shall have the meaning ascribed to such term in the Merger Agreement.

(vv) “Top-Up Option” shall have the meaning ascribed to such term in the Merger Agreement.

2. AMENDMENT TO SECTION 2. Section 2 of the Rights Agreement is hereby amended to delete the following language from the first sentence thereof: “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)”.

3. AMENDMENT TO SECTION 5. Section 5(a) of the Rights Agreement is hereby amended to delete the term “manually” from the second sentence thereof.

4. AMENDMENT TO SECTION 7. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof and (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”). The Company shall notify the Rights Agent promptly after the occurrence of the Expiration Date.”

5. AMENDMENT TO SECTION 21. The first sentence of Section 21 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company, and, in the event that the Rights Agent or one of the Rights Agent’s Affiliates is not also the transfer agent for the Company, to each transfer agent of the common Stock and Preferred Stock, by registered or certified mail.”

6. AMENDMENT OF SECTION 26. Section 26 of the Rights Agreement is hereby amended to delete the Rights Agent notice address in its entirety and replace it with the following:

“Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services”

7. AMENDMENTS TO SUMMARY OF RIGHTS. Exhibit C (“Summary of Right to Purchase Preferred Stock”) of the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

8. BENEFITS OF THIS AGREEMENT. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

9. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment and the right of redemption set forth in Section 23 of the Rights Agreement shall have expired, such right shall be reinstated and shall not expire until the tenth Business Day following the date of such determination by the Board.

10. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within Delaware.

11. EFFECTIVENESS AND EFFECT OF AMENDMENT.

(a) Notwithstanding anything to the contrary set forth in Section 27, this Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

(b) Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment 4 shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

12. DESCRIPTIVE HEADINGS. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

13. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

14. CERTIFICATION. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on September 27, 2009, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ASPECT MEDICAL SYSTEMS, INC.	COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	By:

Name:	Name:

Title:	Title:

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT